Flora Growth Corp. to Acquire Australian Vaporizers; Expects Immediate Profit Contribution

FORT LAUDERDALE, FLORIDA - September 18, 2023 - Flora Growth Corp. (NASDAQ: FLGC) ("Flora" or the "Company"), a global consumer-packaged goods leader and pharmaceutical distributor serving all 50 states and 28 countries with 20,000+ points of distribution, has entered into a definitive agreement (the "Agreement") to acquire Australian Vaporizers Pty Limited ("Australian Vaporizers") to acquire all of the issued and outstanding shares of Australian Vaporizers in exchange for 600,676 Flora common shares, valued at $1.7 million based on the closing price of Flora's common shares on September 15, 2023, subject to working capital adjustments. The transaction is expected to close in the fourth quarter of 2023.

Australian Vaporizers is expected to be immediately accretive to Flora and is anticipated to provide annual contributions of $5.2 million in revenues, $1.2 million in gross margins and $0.5 million in net income. For its most recently completed six-month period ended May 31, 2023, Australian Vaporizers achieved $2.5 million in revenues, $0.6 million gross margins and $0.25 million in net income. At closing, Australian Vaporizers is expected to have cash hand of at least $0.3 million, inventories of $0.8 million and working capital of $1.1 million.

Australian Vaporizers was founded in 2010 and has become one of the largest online retailers of vaporizers, hardware, and accessories in Australia. Its website www.australianvaporizers.com.au is a popular designation in the country with a large database of satisfied customers. Australian Vaporizers sold over 92,000 units to over 30,000 active customers through business to business and direct to consumer channels.

"In addition to quickly improving the Company's bottom line, Australian Vaporizers has the potential to drive synergies with Flora's existing portfolio of brands, including selling Vessel Brand products in Australia which is Flora's fastest growing segment," commented Clifford Starke, Chief Executive Officer.

Vessel is Flora's cannabis accessory and technology brand currently servicing the United States and Canada through direct-to-consumer and retail sales. Vessel's products include cannabis consumption accessories, personal storage, and travel accessories for the vape and dry herb categories, which are sold to consumers, dispensaries, smoke shops and cannabis brands.

"I am intimately familiar with Australian Vaporizers' solid track record from my tenure as a board member of Namaste Technologies. The Australian market has demonstrated impressive growth and the acquisition of Australian Vaporizers would allow Flora to be at its forefront," concluded Mr. Starke.

About Flora Growth Corp.

Flora Growth Corp. is a global consumer-packaged goods leader and pharmaceutical distributor serving all 50 states and 28 countries with 20,000+ points of distribution. For more information on Flora, visit www.floragrowth.com.

https://justcbdstore.com/

https://www.vesselbrand.com/

https://justcbdstore.uk/

https://www.phatebo.de/home-en

Investor Relations:

Investor Relations ir@floragrowth.com

Clifford Starke Clifford.Starke@floragrowth.com

Media:

media@floragrowth.com

Cautionary Statement Concerning Forward Looking Statements

This press release contains "forward looking statements," as defined by federal securities laws. Forward-looking statements reflect Flora's current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words "believe," "expect," "anticipate," "will," "could," "would," "should," "may," "plan," "estimate," "intend," "predict," "potential," "continue," and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward looking statements are subject to various and risks and uncertainties, including those described under section entitled "Risk Factors" in Flora's Annual Report on Form 10K filed with the SEC on March 31, 2023, as such factors may be updated from time to time in Flora's periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Flora's filings with the SEC. While forward looking statements reflect Flora's good faith beliefs, they are not guarantees of future performance. Flora disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based on information currently available to Flora (or to third parties making the forward-looking statements).